UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PPG Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PPG INDUSTRIES, INC. SUPPLEMENTAL PROXY MATERIAL

For the Annual Meeting of Shareholders to be Held on April 20, 2023

Supplemental Biographical Information

March 17, 2023

This supplemental information supplements the definitive proxy statement (the “Proxy Statement”) filed by PPG Industries, Inc. (the “Company”) on March 9, 2023 relating to the Company’s Annual Meeting of Shareholders to be held on April 20, 2023 (the “Annual Meeting”).

The Company is providing this supplemental information solely to update the biography of Melanie L. Healey, a current director who is standing for re-election to the Company’s Board of Directors at the Annual Meeting. Ms. Healey has been named as a director nominee of Kenvue Inc. (“Kenvue”) and is expected to serve as a director of Kenvue upon completion of Kenvue’s initial public offering. According to Kenvue’s registration statement filed with the Securities and Exchange Commission, Kenvue will be the world’s largest pure-play consumer health company by revenue upon its separation from Johnson & Johnson. As disclosed in the Proxy Statement, Ms. Healey is also a director of Hilton Worldwide Holdings Inc., Verizon Communications Inc. and Target Corporation. Target Corporation has announced that Ms. Healey will not stand for re-election at Target's 2023 annual meeting of shareholders, which is expected to take place in June 2023. She will continue to serve as a director of Target until her current term on the board expires at Target’s 2023 annual meeting of shareholders.

Important Information

This supplemental proxy material should be read in conjunction with the Proxy Statement, including Ms. Healey’s full biography on page 15 of the Proxy Statement. This supplemental proxy material does not change or update any of the other information contained in the Proxy Statement.